EXHIBIT 99.1

3D Systems Acquires Village Plastics

  Extends filament materials know-how and manufacturing capacity
  Accelerates development of precision thermoplastics for 3D printing
  Expands gross profit margin for this growing materials category

ROCK HILL, S.C., Dec. 13, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today the acquisition of Village Plastics Co., a leading manufacturer of filament-based ABS, PLA and HIPS 3D printing materials. Through its state-of-the-art manufacturing facility in Norton, Ohio, Village Plastics delivers the highest quality, precision 3D printing filaments. 3DS plans to immediately integrate Village Plastics materials and manufacturing technologies to accelerate its development of advanced filament-based materials for its growing Cube® and CubeX™ 3D printers. Additionally, the company plans to support all of Village Plastics' existing customers by providing full access to its complete portfolio of design-to-manufacturing products and services.

"Village Plastics brings significant filament-based material development know-how and large scale manufacturing expertise that are vitally important to our Cube 3D printer consumer and prosumer growth initiatives," said Avi Reichental, President and CEO, 3D Systems. "With the Village team on board, we expect to be able to enhance the profitability of this growing category and fast track the delivery of new high-performance filament-based products for the benefit of our users worldwide."

Learn more about how 3DS is manufacturing the future today at www.3dsystems.com.

About 3D Systems Corporation

3D Systems is a leading provider of 3D printing centric design-to-manufacturing solutions including 3D printers, print materials and cloud sourced on-demand custom parts for professionals and consumers alike in materials including plastics, metals, ceramics and edibles. The company also provides integrated 3D scan-based design, freeform modeling and inspection tools. Its products and services replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

About Village Plastics

Village Plastics Co. is a precision manufacturer of thermoplastic 3D printing filament. The company offers an extensive product line and possesses manufacturing capabilities to extrude custom sizes, shapes and profiles to meet customer requirements for extruded products. Its state-of-the-art manufacturing facility is located in Norton, Ohio, with completely customized extrusion lines. Combined with in-house tooling capabilities, the company can provide cost-effective extrusion solutions. Delivering near perfect consistency, monitoring with laser micrometers gives Village Plastics Co. an absolute edge over the competition by providing a superior level of precision and quality at competitive prices. Village Plastics Co. is a family-owned and operated business dedicated to exceeding customers' expectations.

More information on the company is available on www.villageplastics.com.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com